EXHIBIT 24.4

                    CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS

We consent to the incorporation by reference in this Registration Statement on Form S-3 of Industrial Holdings, Inc. of our report dated October 2, 1996, with respect to the balance sheets of American Rivet Company, Inc. as of August 31, 1996 and 1995, and the related statements of operations and retained earnings and cash flows for each of the years in the three-year period ended August 31, 1996, which report appears in the Form 8-K of Industrial Holdings, Inc. dated November 18, 1996.

KPMG Peat Marwick LLP

Chicago, Illinois

July 22, 1997

                                      Ex-5